Exhibit 99.1
N E W S     R E L E A S E
THE BON-TON STORES, INC. ANNOUNCES
• $75 MILLION SECOND LIEN TERM LOAN CREDIT FACILITY
• OVERSUBSCRIPTION FOR AMENDED AND RESTATED REVOLVING CREDIT FACILITY
York, PA, November 18, 2009 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced that it has received commitments in excess of the commitment amount sought from lenders for a $675 million 3.5-year senior secured asset-based credit facility (the “New Credit Facility”) that will replace the Company’s existing $800 million asset-based revolving credit facility (the “Existing Credit Facility”) that is scheduled to mature in March 2011. The commitments are subject to standard and customary closing requirements. Bank of America, N.A. will serve as Administrative Agent on the New Credit Facility. Bank of America Merrill Lynch; GE Capital Markets, Inc.; and Wells Fargo Securities, LLC are acting as Joint Lead Arrangers and Joint Book Runners on the New Credit Facility. The Company expects to close on the New Credit Facility in early December of this year.
The Company also today announced that it has closed on a $75 million Second Lien Term Loan Credit Facility, which will mature on November 18, 2013. The agents are Sankaty Advisors, LLC; GB Merchant Partners, LLC; and GA Capital, LLC. Bank of America Merrill Lynch acted as Lead Arranger for the facility. Proceeds from the transaction will be used to increase liquidity by paying down a portion of the outstanding borrowings under the Existing Credit Facility and related fees and expenses. The only financial covenant in the Second Lien Term Loan Credit Facility is a minimum borrowing availability of $75 million under the Existing Credit Facility (and the New Credit Facility when it becomes effective). The Existing Credit Facility was amended to permit the Second Lien Term Loan Credit Facility.
Keith Plowman, Executive Vice President and Chief Financial Officer, commented, “We are very pleased with the strong level of support from our lending group of bank institutions and second lien investors. We value these relationships, which we believe demonstrate the confidence the lending group has in our Company and our ability to effectively manage our business through the challenging macroeconomic environment. The new facilities provide us with increased liquidity to support the growth of our Company.”
The Bon-Ton Stores, Inc., with headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 279 stores, including 12 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.
Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a security breach; the ability to reduce SG&A expenses; the incurrence of unplanned capital expenditures; and the ability to realize the expected benefits from our planned changes in operating structure and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.
CONTACT:
Mary Kerr
Vice President
Investor & Public Relations
(717) 751-3071
mkerr@bonton.com